Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Pulaski Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-32986, No. 333-84392 and No. 333-84515) on Form S-8 of Pulaski Financial Corp. of our report dated October 28, 2003, with respect to the consolidated balance sheet of Pulaski Financial Corp. as of September 30, 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended, which report appears in the September 30, 2003, annual report on Form 10-K of Pulaski Financial Corp.

/s/ KPMG LLP

St. Louis, Missouri

December 29, 2003